Exhibit 10.20

[***] Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LAUNCH SERVICES CONTRACT
FOR BLUEWALKER-3
SPACECRAFT LAUNCH ON SOYUZ-2
No GK-AST-015/05-20

“17” July 2020

TABLE OF CONTENTS

Clause 1. DEFINITIONS	4
Clause 2. SUBJECT OF CONTRACT AND CONTRACTUAL DOCUMENTS	6
Clause 3. UNDERTAKINGS OF GK	7
Clause 4. UNDERTAKINGS OF CUSTOMER	8
Clause 5. CLAUSE 5. LAUNCH SCHEDULE	10
Clause 6. CLAUSE 6. CHANGES OF LAUNCH SCHEDULE	10
Clause 7. ACCEPTANCE	11
Clause 8. LAUNCH OF [***] PAYLOAD	12
Clause 9. RIGHT OF OWNERSHIP	12
Clause 10. TERMINATION OF CONTRACT BY CUSTOMER	12
Clause 11. TERMINATION OF CONTRACT BY GK	13
Clause 12. LAUNCH FAILURE	14
Clause 13. ADDITIONAL SERVICES	14
Clause 14. CLAUSE 14. MANAGEMENT AND NOTICES	15
Clause 15. CLAUSE 15. PRICE AND PAYMENTS	16
Clause 16. LIABILITY, INDEMNIFICATION AND RELEASES	17
Clause 17. INSURANCE	18
Clause 18. INTELLECTUAL PROPERTY	19
Clause 19. CONFIDENTIALITY AND PUBLIC RELEASE OF INFORMATION	19
Clause 20. FORCE MAJEURE	20
Clause 21. APPLICABLE LAW AND ARBITRATION	21
Clause 22. MISCELLANEOUS	21

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LIST OF APPENDICES

Appendix 1 - Statement of Work

Appendix 2 - Interface Requirements Document

Appendix 3 - Data and Certificates to be Provided by Customer

Appendix 4 - Certificate of Acceptance of Launch Services

Appendix 5 - List of GK Main Subcontractors

Appendix 6 - List of Delivered Equipment

Appendix 7 - Work Acceptance Certificate

Exhibit A – GK Representations

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PREAMBLE

This Launch Services Contract No. GK-AST-015/05-20 is entered into force on July 17,2020 by and between:

AST & Science, LLC, a limited liability company, organized and existing under the laws of the state of Delaware, USA, with its registered office at 7901 Enterprise Lane, Midland, TX 79706, hereinafter referred to as “AST” or “Customer”, represented by Mr. Abel Avellan, its Chief Executive Officer, on the one part,

and

Joint Stock Company “GK Launch Services”, organized and existing under the laws of the Russian Federation, main state registration number 1177746422655, with its registered office at: 26/1 Prospekt Mira Ave., Moscow, 129090, Russia, hereinafter referred to as “GK” or “Contractor”, represented by Mr. Alexander Serkin, its Chief Executive Officer, on the other part,

AST and GK jointly and each of them severally may be hereinafter referred to as “Parties” or “Party”.

NOW THEREFORE the Parties have agreed as follows:

Clause 1. DEFINITIONS

Unless the context of this Contract otherwise requires, the following terms shall have the meaning given in this Clause.

Acceptance of Launch Services: has the meaning ascribed to it in paragraph 7.2.

Additional Services: the services as described in more detail in Clause 13, which may be requested by Customer from GK and formalized by the Parties in an amendment(s) hereto and paid for in addition to the Contract Price.

Affiliate: any person or legal entity, other than the Parties hereto, who or which shall, directly or indirectly, control, be controlled by or act on behalf of a Party, perform works or render services to a Party in the performance of this Contract, including but not limited to contractors and subcontractors of any tier, directors, employees, owners, shareholders, subsidiaries and agents.

Airport: Airport of Launch Site.

Confidential Information: has the meaning ascribed to it in paragraph 19.1.

Contract: this Launch Services Contract and all Appendices hereto and all amendments that may be agreed by the Parties in accordance with the terms and conditions of this Contract.

Contract Price: the firm fixed price as specified in Clause 15 hereof for the provision of Launch Services by GK to Customer.

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Customer’s Equipment: Customer’s ground support equipment provided by Customer for preparation and implementation of Launch.

Event of Force Majeure: has the meaning ascribed to it in paragraph 20.1.

ICD: Interface Control Document, a principal document which contains launch services characteristics under control and determines the order of preparation, integration and launch of the Payload.

Intentional Ignition: ignition of the engines of both first and second stages of Launch Vehicle, implemented by command to lift-off from the Launch control console.

IRD: Interface Requirements Document(s) as described in Appendix 2.

Launch: process designed for injection of Payload into an orbit with the intention to complete Launch Mission which begins from the Lift-off Moment.

Launch Campaign: the complex of activities to be carried out by Parties’ representatives during shipment of Payload and Customer’s Equipment to Launch Site, and at Launch Site for preparation and implementation of Launch as well as after Launch. Start of Launch Campaign shall be defined as arrival of Payload and Customer’s Equipment at Airport.

Launch Day: a calendar day within Launch Period on which Launch is scheduled in accordance with Paragraph 5.3.

Launch Failure: (1) unsuccessful orbital injection of Payload by Launch Vehicle that causes (i) Payload to be destroyed or lost, or (ii) Payload could not be separated from Launch Vehicle; (2) injection of Payload into an orbit with the parameters which exceed maximum allowable deviations specified in ICD.

Launch Mission: the transportation of Payload by means of Launch Vehicle from the surface of the Earth into operational orbit with the parameters specified in ICD.

Launch Period: [***].

Launch Services: all services (works) as described in paragraph 2.2., which are to be provided by GK to Customer under this Contract with the purpose to achieve Launch Mission.

Launch Site: Baikonur Cosmodrome, Republic of Kazakhstan being the primary Launch Site and Vostochny Cosmodrome, Amur Region, Russia being the back-up Launch Site.

Launch Slot: has the meaning ascribed to it in paragraph 5.2.

Launch Time: the scheduled time for Launch defined in hours, minutes and seconds of UTC.

Launch Vehicle: a three-stage Soyuz-2 launch vehicle equipped with Fregat Upper Stage to be utilized to perform Launch, the technical details of which will be defined in the ICD.

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Lift-off Moment: moment of positive operation of the “lift-off” command, if this event follows the Intentional Ignition, defined in hours, minutes, seconds UTC.

Main Subcontractors: GK’s subcontractors as listed in Appendix 5.

Milestone: has the meaning ascribed to it in paragraph 15.4.

Payload: Bluewalker-3 satellite of the maximum mass of [***] kg, of non-military and non-dual use nature supplied by Customer and designated for Launch in accordance with this Contract, which meets the interface requirements as specified in Interface Requirements Document (Appendix 2).

Payload Dummy: a model of Bluewalker-3 as more fully described in Appendix 1, which Customer provides for performance of ground tests in Russia and which will be kept by GK to be used for Launch instead of Payload in case of impossibility of Payload Launch or Customer’s postponement of the established Launch Period, which exceeds [***].

[***].

Port of Entry/Exit: the physical location in Russia to be defined by GK depending on the selected Launch Site, for entry and exit of the Payload, Payload Dummy and Customer’s Equipment, and their customs clearance during transportation to and from Russia and the Launch Site as may be applicable.

Primary Payload: [***] designed and built by [***].

Secondary Payload(s): means other (non-Customer) payloads, as may be applicable, to be launched by the Launch Vehicle.

Statement of Work (SOW): document containing the description of Launch Services, being Appendix 1 hereto.

Successful Launch: has the meaning ascribed to it in paragraph 7.2.

Terminated Launch: subsequent to Intentional Ignition, the shutdown of the first and second stage engines prior to the Launch Vehicle attaining lift-off and the declaration of the launch pad safe by the launch authority.

Upper Stage: upper stage “Fregat” functionally being the fourth (upper) stage of Soyuz-2 Launch Vehicle.

Clause 2. SUBJECT OF CONTRACT AND CONTRACTUAL DOCUMENTS

2.1. GK provides the Customer with Launch Services in accordance with the terms and conditions of this Contract.

2.2. The scope of Launch Services are described in greater detail in Appendix 1, but include without limitation (i) provision and preparation of Launch Vehicle for Launch, (ii) preparation of Payload for Launch by Customer, (iii) Successful Launch and orbital injection of Payload into the required orbit.

2.2.1. Appendix 2 will be superseded by the ICD once agreed.

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2.3. This Contract consists of the following documents, which are listed in the order of precedence in case of any conflict or inconsistency:

(a)	The main body of this Contract;

(b)	Appendix 1 – Statement of Work and any documents referred to and incorporated therein; and Appendix 2 – Interface Requirements Document; and

(c)	Appendices 3-7 and Exhibit A on the same level of precedence.

Clause 3. UNDERTAKINGS OF GK

3.1. GK: (i) undertakes to provide Launch Services as described in Statement of Work; (ii) confirms it possesses the skills, abilities and qualifications necessary to provide the Launch Services and will exercise the degree of care, skill and diligence exercised by professionals performing similar services; (iii) confirms it will perform the Launch Services diligently, honestly and in good faith and in accordance with any accepted industry practices and standards; and (iv) confirms it possesses, and will possess at all times during the performance of the Launch Services, all required licenses, consents, approvals and permits necessary to perform the Launch Services and will comply with all statutes, laws, regulations and industry standards which are applicable to the Launch Services.

3.2. GK shall be responsible for performance of this Contract by its subcontractors, including Main Subcontractors as specified in Appendix 5 hereto, including without limitation all of the items set out in this Clause 3.

3.3. GK will be responsible for obtaining all licenses, approvals, certificates and authorizations of the Government of the Russian Federation as required in accordance with the Russian law for provision of Launch Services. For certainty, Customer agrees to assist and support GK in obtaining such licenses, approvals, certificates and authorizations.

3.4. GK shall inform Customer in advance, with a reasonable margin of time for Customer to prepare the list of delivered equipment under paragraph 4.2., of any requirements for the preparation of all necessary shipment documentation for entry of Payload, Payload Dummy and Customer’s Equipment into Russia and Launch Site and exit of Payload, Payload Dummy and Customer’s Equipment (as applicable) from Russia and Launch Site to ensure timely and smooth customs clearance. GK or its Subcontractor(s), as the case may be, will be the recipient (for an import into Russian Federation) and forwarder (for an export from Russian Federation) of Payload, Payload Dummy and Customer’s Equipment (as applicable) and will carry out customs clearance in Russia at GK’s own cost and on GK’s own responsibility.

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3.5. GK shall transport Payload and Customer’s Equipment from Airport to Launch Site, and Customer’s Equipment and Payload (if applicable) from Launch Site to Airport after Launch, subject to the provisions of Clauses 10 and 11. GK shall also transport Payload and Customer’s Equipment within the Launch Site as may be required during the Launch Campaign.

3.6. GK shall transport Payload Dummy and its associated equipment from Port of Entry to a ground test location in Russia and transport Payload Dummy and its associated equipment from the ground test location in Russia back to Port of Exit after it is confirmed that the Payload Dummy is not required for Launch instead of Payload. If it is established by GK that the Payload Dummy will need to be launched instead of Payload, GK will transport Payload Dummy and its associated equipment from the ground test location in Russia to Launch Site and within the Launch Site as may be required during the Launch Campaign. After Launch GK will transport the Payload Dummy’s associated equipment back to Airport. If Payload Dummy is manufactured by GK as defined in Clause 4.7., GK will be responsible for all necessary transportations of the Payload Dummy in Russia and to/from and within the Launch Site.

3.7. GK shall arrange logistical support for air transportation of Customer’s and its Affiliates’ personnel from Port of Entry to the Launch Site and their return to Port of Exit as well as local transportation within the Launch Site, accommodations, meals, long distance telephone calls, Internet and other reasonable associated services. All costs of the abovementioned services shall be borne by Customer in addition to the Launch Price. Customer may also request GK to provide these services pursuant to paragraph 13.1.2.

3.8. In the event Launch is cancelled at any time after Payload has been installed in Launch Vehicle and Payload needs to be removed from Launch Vehicle, GK shall provide Customer with all necessary assistance to detach Payload and, if necessary, to reassemble, re-test and reinstall in Launch Vehicle. The costs for detaching the Payload, reassembly and re-tests shall be borne by the Party cancelling Launch.

3.9. Customer may request GK to provide Additional Services as detailed in Clause 13.

Clause 4. UNDERTAKINGS OF CUSTOMER

Customer undertakes to perform the following:

4.1. To timely provide GK with Payload, Payload Dummy and Customer’s Equipment as per invoice, packing list and the list of delivered equipment to be mutually agreed by Parties pursuant to this paragraph 4.1. Customer will be a forwarder (for an import into Russian Federation) / recipient (for an export from Russian Federation) of Payload, Payload Dummy and Customer’s Equipment (as applicable);

4.2. To provide for each shipment the list of delivered equipment to be mutually agreed by Parties. The list of delivered equipment shall be sent in form of letter according to Appendix 6 hereto. The letter shall be sent to GK and/or its Subcontractor(s), as may be applicable, by Customer at least forty five (45) days prior to the expected dates of entry of Customer’s Equipment into the Russian Federation, unless other timing is mutually agreed to by the Parties prior to shipment. After Parties agreed on the list of delivered equipment, no data in the list can be changed. Photos with readable identification numbers and technical descriptions of each item and material safety data sheet (MSDS) for dangerous goods, if any, shall be enclosed to the letter;

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4.3. To ensure that items delivered by Customer have no commercial value or the value of imported items in the aforementioned letter under paragraph 4.2. is specified for the purposes of customs clearance only;

4.4. To provide, upon GK’s request, all the documentation and information as necessary for customs clearance in Russia; not to implement any shipment of Payload, Payload Dummy and Customer’s Equipment until receipt of GK written notice that all the required documentation and information has been provided and GK is ready to receive Payload, Payload Dummy and Customer’s Equipment;

4.5. To import Payload and Customer’s Equipment in Russia on the terms DAP – Airport (INCOTERMS 2010) with a stop-over at Port of Entry for customs clearance, subject to paragraph 4.4.

4.6. To export Customer’s Equipment and Payload (if applicable) from Russia on the terms FCA – Airport (INCOTERMS 2010) with a stop-over at Port of Exit for customs clearance, subject to paragraph 4.4.;

4.7. To provide Payload Dummy for the ground tests in Russia and/or Launch instead of Payload as may be applicable. If GK informs Customer in writing pursuant to paragraph 3.6 that the Payload Dummy will be launched instead of Payload and needs to be separated from Launch Vehicle, Customer shall register the Payload Dummy after Launch. If the Payload Dummy is not provided by Customer for the ground tests in Russia and/or Launch instead of Payload, as may be applicable, GK will manufacture the Payload Dummy based on Customer supplied information and make it available for the ground tests and/or Launch instead of Payload, and Customer shall pay GK an amount of up to USD [***] (based on actual costs justified by GK) for manufacturing and making the Payload Dummy available for the ground tests and/or Launch instead of Payload.

4.8. To import Payload Dummy and its associated equipment in Russia on the terms DAP – Port of Entry (INCOTERMS 2010), subject to paragraph 4.4.;

4.9. To export Payload Dummy and its associated equipment (as applicable) from Russia on the terms FCA – Airport (INCOTERMS 2010) with a stop-over at Port of Exit for customs clearance, subject to paragraph 4.4.;

4.10. The customs clearance location for import/export of Payload, Payload Dummy and Customer’s Equipment (as applicable) will be the Port of Entry/Exit;

4.11. To provide GK with the official letters and certificates set forth in Appendix 3 as required for obtaining the approval of the Government of the Russian Federation with regard to Launch;

4.12. To ensure the timely and successful completion of Payload frequencies registration in the International Telecommunication Union (ITU), to ensure that Payload will not cause any interference with the satellite networks of the Russian Federation or other country.

4.13. To ensure the proper registration of Payload or Payload Dummy (as may be applicable) after Launch in the national register of space objects;

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4.14. To provide all necessary technical support and ensure participation of Customer’s representatives in the required tests and in Launch Campaign;

4.15. To ensure preparation of Payload for integration with Launch Vehicle, including removal from Payload of all non-flight elements in accordance with the Launch Campaign plan;

4.16. To timely pay GK in accordance with this Contract; and

4.17. To be responsible for obtaining and maintaining all licenses, approvals, certificates and authorizations from Customer’s and other countries authorities (if applicable and other than those required to be obtained by GK) (i) to export the Payload, Payload Dummy and Customer’s Equipment (as applicable) to Russia and Launch Site for the purpose of Launch, and (ii) to provide GK with such technical data and services as are necessary for GK to fulfill its obligations under this Contract and the scope and timing of which shall be agreed by the Parties. GK shall provide Customer with all necessary and available assistance in obtaining such licenses, approvals, certificates and authorizations.

Clause 5. LAUNCH SCHEDULE

5.1. The established Launch Period is [***].

5.2. No later than [***] prior to the first day of the established Launch Period, a Launch Slot of [***] duration shall be determined by GK and Customer by no later than [***] by good faith mutual written agreement. The date that the Parties mutually agree upon the Launch Slot shall be the “Launch Slot Agreement Date”,

5.3. The Launch Day within the established Launch Slot shall be determined by good faith mutual agreement in writing of GK and Customer, no later than [***] prior to the first day of the Launch Slot.

Clause 6. CHANGES OF LAUNCH SCHEDULE

6.1. Postponement requested by Customer:

6.1.1. Customer shall have the right, for any reason whatsoever, to postpone the established Launch Slot or Launch Day, as may be applicable, within the established Launch Period without cost or penalty.

6.1.2. Customer shall give written notice to GK of any desired postponement of the Launch Slot as soon as possible but in any case no later than [***] before the established Launch Slot together with a proposed new Launch Slot, which new Launch Slot proposal shall not be unreasonably denied by GK. The Parties will then make a joint decision in good faith on the new Launch Slot.

6.1.3. Customer shall give written notice to GK of any desired postponement of the Launch Day as soon as possible but in any case no later than [***] before the established Launch Day together with a proposed new Launch Date, which new Launch Date proposal shall not be unreasonably denied by GK. The Parties will then make a joint decision in good faith on the new Launch Day.

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6.1.4. [***].

6.1.5. If Customer requests postponement of the Launch Day beyond the established Launch Period, Customer shall pay to GK a postponement fee of USD [***] of the postponement past the last day of the Launch Period, payable starting on the [***] after the last day of the Launch Period, and to be calculated pro rata by the number of days of the actual postponement.

6.1.6. In the event that any postponement by Customer under Paragraph 6.1.5 . exceeds [***]from the last day of the established Launch Period, the Payload Dummy, to be provided by Customer or GK as the case may be, shall be launched instead of Payload and the price and terms of the Launch Services shall be subject to good faith renegotiation by the Parties, including a possible (mutually agreed) transfer of Payload to another GK’s Launch Mission. Customer will receive full credit for all amounts paid to GK under Clause 15.4 towards the other GK Launch Mission.

6.1.7. Postponement fees due by Customer hereunder shall be paid to GK within thirty (30) days of the settlement of a postponement.

6.1.8. Notwithstanding any provision in this Clause 6.1., no postponement fees shall be payable by Customer for a postponement caused by an Event of Force Majeure.

6.2. Postponement requested by GK.

6.2.1. GK shall have a right to postpone the Launch due to [***].

6.2.2. In the event that any postponement by GK under this Clause 6.2. exceeds [***] (“Postponement Window”) (either consecutively or combined) from the last day of the established Launch Period, the Parties will discuss in good faith a possibility of transferring the Payload to another GK’s Launch Mission (“Delayed Mission”), which decision to transfer is ultimately in the Customer’s discretion. Customer will receive reimbursement of its monies paid to GK under Section 15.4. if the Parties cannot agree to a new Launch Day for the Delayed Mission by the last date of the [***] Postponement Window.

Clause 7. ACCEPTANCE

7.1. Launch Services shall be considered completed upon Successful Launch as described in paragraph 7.2 below.

7.2. Launch shall be considered as Successful Launch if the intentional release of Payload undamaged from Launch Vehicle at the requisite time and required orbit in order to achieve the required final orbital characteristics as specified in ICD has been achieved as verified by telemetry received either from Payload or Launch Vehicle. Upon achievement of Successful Launch, Parties shall sign Certificate of Acceptance of Launch Services as presented in Appendix 4 to certify the completion of Launch Services.

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Clause 8. LAUNCH OF [***] PAYLOAD

8.1. Manifesting of [***] Payload

No later than [***] after the Launch of Payload hereunder, Customer may request launching the [***] Payload, as a Secondary Payload, on one of GK’s subsequent Launch Missions. The Parties’ respective obligations with respect to the Launch of the [***] Payload shall arise after Customer has requested its Launch and the Parties have signed a separate agreement for its Launch on one of GK’s subsequent Launch Missions.

8.2. Specifics of [***] Payload and its Orbit

8.2.1. The [***] Payload dimensions shall not exceed the envelope of [***] mm and its mass shall be within the range of [***] kg.

8.2.2. The [***] Payload will be launched into a LEO orbit; specific orbit parameters to be consistent with the Launch Mission it will be manifested on.

8.3. [***] Payload Launch Price

The price for launching the [***] Payload will be USD [***] for the mass of [***] kg and USD [***] for the maximum mass of [***] kg. Any increase of the [***] Payload mass in excess of [***] kg will be priced at USD [***] per each kilogram of extra mass.

Clause 9. RIGHT OF OWNERSHIP

9.1. Customer acknowledges that it shall not have any right of ownership of, or any other right to, or title to the property of GK and its Affiliates, including, but not limited to Launch Vehicle, which shall at all times be considered the property of GK or its Affiliates, as applicable.

9.2. GK acknowledges that notwithstanding that it may from time to time have possession and control of Payload and Customer’s Equipment, it shall not have any right of ownership of, or any other right to, or title to Payload and Customer’s Equipment, which shall at all times be considered the property of Customer or its Affiliates, as applicable.

Clause 10. TERMINATION OF CONTRACT BY CUSTOMER

10.1. Customer has the right to unilaterally terminate this Contract by thirty (30) day prior written notice to GK in the following cases:

10.1.1. at its sole discretion at any time prior to Launch of Payload;

10.1.2. if Customer fails to obtain timely any license, approval, certificate or authorization for which Customer is responsible according to this Contract, as necessary for implementation of this Contract;

10.1.3. if GK becomes bankrupt or insolvent, or takes the benefit of any statute relating to bankruptcy or insolvency, or if an order is made or resolution passed for the winding up of GK.

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10.2. In case of termination of this Contract under paragraphs 10.1.1. or 10.1.2.:

(a)	GK shall be entitled to retain all payments received by GK for all the services and works performed as of the date of the termination of this Contract, including a pro-rata portion of the Milestone (as per paragraph 15.4.) that is in process as of the date of termination (as determined by calendar month);

(b)	if applicable, GK will dismantle and transport, at Customer’s cost, Payload and Customer’s Equipment to Airport;

(c)	Customer shall be responsible for export if applicable, at Customer’s cost, of Payload and Customer’s Equipment from the Russian Territory (Airport).

In addition, Customer or GK, as the case may be, shall make available Payload Dummy for Launch instead of Payload.

10.3. In case of termination of this Contract under paragraph 10.1.3.:

(a)	GK will refund to Customer all payments (with no interest) received by GK as of the date of termination;

(b)	if applicable, GK will dismantle and transport, at GK’s cost, Payload and Customer’s Equipment to Airport;

(c)	Customer shall be responsible for export, if applicable, at GK’s cost, of Payload and Customer’s Equipment from the Russian Territory (Airport).

Clause 11. TERMINATION OF CONTRACT BY GK

11.1. GK has the right to unilaterally terminate this Contract by a thirty (30)-day prior written notice to Customer in the following cases:

(a)	if Customer is in breach of its payment obligations for a period of more than sixty (60) days;

(b)	if Customer becomes bankrupt or insolvent, or takes the benefit of any statute relating to bankruptcy or insolvency, if an order is made or resolution passed for the winding up of Customer.

11.2. In case of termination of this Contract in accordance with paragraph 11.1.:

(a)	Customer will pay GK for (i) all the services and works performed as of to the date of termination of this Contract, including a pro-rata portion of the Milestone (as per paragraph 15.4.) that is in process as of the date of termination (as determined by calendar month);

(b)	if applicable, GK will dismantle and transport, at Customer’s cost, Payload and Customer’s Equipment from Launch Site to Airport. Customer will pay for dismantling of and transportation of Payload and Customer’s Equipment from Launch Site to Airport; and

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(c)	if applicable, Customer will export Payload and Customer’s Equipment from the Russian Territory (Airport); and

(d)	Customer or GK, as the case may be, shall make available Payload Dummy for Launch instead of Payload.

Clause 12. LAUNCH FAILURE

12.1. In case of Launch Failure:

12.1.1. with the exception of provisions of paragraph 12.2. and sub-section (c) below neither Party has a commitment to the other Party, and specifically:

(a)	Customer shall not be obliged to make the post-launch payment;

(b)	GK shall not be obliged to reimburse any damages to Customer, including any claims of Customer’s insurance companies;

(c)	The Parties may negotiate in good faith a contract for another GK Launch Mission (“Replacement Mission”) on substantially similar financial terms and conditions as the failed Launch.

12.2. In case of Launch Failure:

12.2.1. GK shall be responsible for transportation, of Customer’s Equipment from Launch Site to Airport.

12.2.2. Customer shall be responsible, for export of Customer’s Equipment from the Russian Territory (Airport).

Clause 13. ADDITIONAL SERVICES

13.1. Customer may request GK to provide Additional Services to be agreed in an amendment to this Contract and paid for in addition to the Contract Price defined in Clause 15.1. The tentative list of additional services is identified below and may be expanded upon Customer’s request.

13.1.1. Transportation services

1) GK may transport Payload and Customer’s Equipment from Customer’s facility in the USA to Airport and Customer’s Equipment and Payload (if applicable) from Airport to Customer’s facility in the USA after Launch with a stop-over at Port of Entry/Exit for customs clearance to be performed by GK at its own expense. In this case, Customer shall assist GK or its Subcontractor(s), as the case may be, with performance of customs clearance in the USA at Customer’s expense. This service can be requested no later than three (3) months prior to the start of Launch Campaign and shall be priced upon request subject to Customer’s provision of cargo related information. If requested, the provision of this service will be formalized via an amendment to this Contract.

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2) GK may transport Payload Dummy and its associated equipment from Customer’s facility in the USA to a ground test location in Russia and back of Payload Dummy (if applicable) and its associated equipment to Customer’s facility in the USA after Launch with a stop-over at Port of Entry/Exit for customs clearance to be performed by GK at its own expense. In this case, Customer shall assist GK or its Subcontractor(s), as the case may be, with performance of customs clearance in the USA at Customer’s expense. This service can be requested no later than three (3) months prior to the start of ground tests and shall be priced upon request subject to Customer’s provision of cargo related information. If requested, the provision of this service will be formalized via an amendment to this Contract.

13.1.2. Launch Campaign Related Services

1) GK may provide air transportation of Customer’s and its Affiliates’ personnel from Port of Entry to the Launch Site and their return to Port of Exit, local transportation within the Launch Site, accommodations, meals, long distance telephone calls, Internet and other associated services. These services can be requested no later than three (3) months prior to the start of Launch Campaign and shall be priced upon request subject to Customer’s provision of information on the number of its and its Affiliates’ personnel participating in Launch Campaign activities. If requested, the provision of these services will be formalized via an amendment to this Contract.

13.1.3. Payload Fit-check and Separation Shock Testing

1) GK may provide the necessary equipment and support to perform a fit check and separation shock test of the flight model Payload with the engineering model adapter and flight identical separation system at Customer’s facility in the USA as described in more detail in Appendix 1. The price of this service will be quoted upon request and if so requested, its provision will be formalized via an amendment to this Contract.

Clause 14. CLAUSE 14. MANAGEMENT AND NOTICES

14.1. All notices issued by the authorized representative of one Party shall be in writing and addressed to the authorized representatives of the other Party.

The contact persons of the Parties under this Contract (the “Contact Persons”):

For GK:

Mr. Alexander Serkin, CEO

Tel.:

Email:

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For AST:

Mr. Abel Avellan, CEO

Tel:

Email:

14.2. The notice shall be deemed as duly delivered: (i) on the date of delivery if delivered in person, (ii) on the date of delivery if delivered by overnight international courier with internationally recognized reputation, (iii) on the date of dispatch if sent by e-mail from Contact Person of one Party, subject to receipt of automatic confirmation of delivery of mail at the electronic address of the Contact Person of the other Party specified in paragraph 14.1. above or subject to receipt of confirmation of receipt email from the Contact Person of the other Party.

14.3. Each Party may change its address and Contact Persons details by informing the other in writing in the manner set forth above in paragraph 14.2,

14.4. The Parties will arrange for meetings to coordinate their activities under this Contract, the schedule of such meetings is set forth in Appendix 1.

Clause 15. PRICE AND PAYMENTS

15.1. Contract price

The price of the Launch of Payload of the maximum mass of [***] kg amounts to:

7,750,000.00 USD (Seven million, seven hundred and fifty thousand United States Dollars).

Any increase of the Payload mass in excess of [***] kg will be paid by Customer at USD [***] per each kilogram of extra mass.

15.2. Contract Price is the firm fixed price and shall include any and all applicable taxes and duties (including any value added tax) levied in the Russian Federation, however, shall exclude any and all taxes and duties levied outside the Russian Federation which shall be borne by Customer.

15.3. Price for Additional Services is not included into Contract Price and shall be additionally paid by Customer against GK invoices.

15.4. Payment Schedule

Payments under this Contract shall be effected according to the following payment schedule:

(1)	Milestone 1: (20% of Contract Price) - upon signature of the Contract (TO);
(2)	Milestone 2: (15% of Contract Price) - upon TO+2 months;
(3)	Milestone 3: ([***]% of Contract Price) - upon [***];
(4)	Milestone 4: ([***]% of Contract Price) - upon [***];
(5)	Milestone 5: ([***]% of Contract Price) - upon [***];
(6)	Milestone 6: ([***]% of Contract Price) - upon [***];
(7)	Milestone 7: ([***]% of Contract Price) - upon [***];
(8)	Milestone 8: ([***]% of Contract Price) - upon [***].

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15.5. All payments by Parties under this Contract shall be made to the bank account of other Party according to bank details stated in the invoice.

15.6. Invoices for payments shall be issued in U.S. Dollars. All payments by Parties under this Contract shall be made in U.S. Dollars or in Euros at the exchange rate reported by European Central Bank on the previous business day of the date of payment.

15.7. Payment Procedure

15.7.1. All invoices shall be presented by GK to Customer and shall be due for payment within thirty (30) days upon receipt by Customer of the invoice.

15.7.2. All banking charges incurred in Russia shall be borne by GK, and those charges incurred outside Russia shall be borne by Customer.

15.7.3. The payment date shall be the date on which the GK’s account is credited with the full payment amount of the corresponding invoice.

15.7.4. GK shall present invoices to Customer in accordance with payment schedule in paragraph 15.4. by fax or e-mail (scan copy of an original) followed by one (1) original to be delivered by international courier. Customer shall confirm the receipt of the invoice by fax or e-mail.

15.8. If so agreed by the Parties, completion of any of or several Milestones set forth in paragraph 15.4. may be confirmed by a relevant Work Acceptance Certificate(s). Completion of all works under this Contract shall be confirmed by a Work Acceptance Certificate in the form set out in Appendix 7 and signed by the authorized representatives of both Parties. The signed Work Acceptance Certificate shall be sent by GK to the Customer for signature via express mail. Upon signature, the Customer shall send the signed Work Acceptance Certificate back to GK via express mail. The works performed by GK and submitted to the Customer as per the Work Acceptance Certificate shall be deemed accepted by the Customer, if during ten (10) working days after the receipt of the Work Acceptance Certificate, the Customer did not assert in writing any justified claims with regard to the quality of the works performed.

Clause 16. LIABILITY, INDEMNIFICATION AND RELEASES

16.1. Neither Party shall be liable to the other Party as a result of the improper or late performance or non-performance of this Contract, except as expressly provided herein, and all claims for damages or any other damages not expressly provided herein are waived and excluded.

16.2. The Parties agree that neither Party shall make any claim against the other Party or its Affiliate with respect to (i) injury, bodily harm or death and all consequences therefrom (illness, temporary or permanent loss of general or special ability to work) with regard to its employees or employees of its Affiliate involved in activities under this Contract, including but not limited to Launch Campaign or (ii) loss or damage to its own property or property of its Affiliate involved in the performance of this Contract, except to the extent caused by or arising from the gross negligence or willful misconduct of the other Party or its Affiliate. Each Party shall be solely responsible for direct and indirect loss and damages with respect to (i) injury, bodily harm or death and all consequences therefrom (illness, temporary or permanent loss of general or special ability to work) with regard to its employees and employees of its Affiliate involved in activities related to this Contract, including but not limited to Launch Campaign, and (ii) loss or damages to its own property or property of its Affiliate, that is caused by any activity in connection with this Contract, except to the extent caused by or arising from the gross negligence or willful misconduct of the other Party or its Affiliate. The Party shall indemnify, hold harmless and defend the other Party and its Affiliates from and against any claims for damages, arising from any legal proceedings initiated by itself or by its Affiliates in connection with this Contract and shall pay all expenses and satisfy all judgments which may result from such legal proceedings, except to the extent caused by or arising from the gross negligence or willful misconduct of the other Party or its Affiliate.

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16.3. Customer shall indemnify and hold GK and its Affiliates harmless with respect to any claims for infringement of the intellectual property rights of third parties, including, but not limited to, patent rights, which may arise from the design, manufacture or use of Payload or Customer’s Equipment or by GK compliance with specifications provided by Customer with respect to ICD. GK shall indemnify and hold Customer and its Affiliates harmless with respect to any claims for infringement of the intellectual property rights of third parties, including, but not limited to, patent rights, which may arise from the design, manufacture or use of GK equipment, including, but not limited to, Launch Vehicle or from use of GK services under this Contract.

16.4. Customer hereby expressly releases GK and its Affiliates from any and all liability due to loss or damage to Payload and Customer’s Equipment and any other tangible property, regardless of cause, except if GK or its Affiliates is determined to have acted with willful misconduct or gross negligence.

16.5. GK hereby expressly releases Customer and its Affiliates from any and all liability due to loss or damage to Launch Vehicle or any other GK property, regardless of cause, except if Customer is determined to have acted with willful misconduct or gross negligence.

Clause 17. INSURANCE

17.1. GK shall arrange for the standard third party liability insurance for launch of Payload in accordance with the Convention of International Liability for Damage Caused by Space Objects with the combined limit of liability amounting to [***] US dollars (US$ [***]), the insurance contract will name Customer and its Affiliates as additional insureds. Not later than three (3) months prior to Launch Period, Customer shall provide GK with a final list of Customer’s Affiliates to be included by GK into the list of additional insureds, GK will provide Customer with a copy of such insurance contract at least seven (7) days before Launch Date. Such insurance shall provide that the insurers shall waive all rights of subrogation against the insureds and additional insureds.

17.2. Customer shall be responsible for obtaining, at its own cost, insurances covering Payload and Customer’s Equipment during transportation from Customer’s country to Launch Site and back to Customer’s country, and stay in the territory of the Russian Federation including while under GK custody. In the event Payload is dismantled from Launch Vehicle and returned to Customer, Customer’s insurance shall remain in effect until Payload is returned to Customer’s country. Customer shall provide GK with a copy of each such insurance within seven (7) days after its obtaining, however, in any case, not later than three (3) days prior to the date of start of transportation.

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17.3. Customer shall be responsible for obtaining and maintaining, at its own cost, for the duration of this Contract, all necessary insurance for Customer’s and their Affiliates’ employees during their travelling, stay and activities under this Contract in Russia, including while at Launch Site.

Customer shall provide GK with a copy of each of such insurance policies within seven (7) days upon their purchase but in any way no later than three (3) days prior to their arrival to the territory of Russia.

17.4. Insurances obtained by Customer in relation to this Contract shall provide that the insurers shall waive all rights of subrogation against GK and its Affiliates.

17.5. In case Customer fails to obtain a waiver of subrogation rights in any of the insurance contracts referred to in this Clauses 17.2.-17.3., Customer shall indemnify and hold harmless GK and its Affiliates, from any claims on the part of Customer’s insurers, and at Customer’s expense shall defend GK and its Affiliates against such claims, pay all expenses and satisfy all judgments which may be incurred by or rendered against GK or its Affiliates.

Clause 18. INTELLECTUAL PROPERTY

18.1. Each Party shall retain all the intellectual property rights which it had possessed before the effective date of this Contract.

18.2. All the intellectual property rights developed by either Party in the course of implementation of this Contract shall belong to such Party.

18.3. None of provisions of this Contract can be construed as basis for transfer of intellectual property rights from one Party to another Party.

Clause 19. CONFIDENTIALITY AND PUBLIC RELEASE OF INFORMATION

19.1. Any information exchanged by the Parties during the performance of this Contract, including, but not limited to, any specifications, drawings, sketches, models, samples, computer programs, reports, financial and technical data, know-how, designs, codes, documentation, shall be considered as confidential that is disclosed in written or oral form regardless of whether such written disclosure is marked as “Confidential” or “Proprietary” (“Confidential Information”).

19.2. Except as the disclosing Party gives the prior written consent, the receiving Party shall not disclose the Confidential Information to any third party. Each Party agrees to use at least the same degree of care and discretion as it uses to protect its own Confidential Information. Notwithstanding above, either Party may disclose Confidential Information to its employees, contractors, consultants, investors and insurers for the purposes of performance of the work and its obligations under this Contract.

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19.3. The obligations of confidentiality specified in this Clause 19 shall not apply to any information that:

(a)	is already lawfully in the possession of the receiving Party without obligations of confidentiality at the time of disclosure;

(b)	is independently developed by the receiving Party prior to disclosure as evidenced by appropriate documents or records;

(c)	is or becomes available to the public other than by way of disclosure by the receiving Party or without its fault;

(d)	is lawfully received by the receiving Party from a third party, unless the receiving Party is notified by the disclosing Party of misappropriation by a third party;

(e)	is released for public disclosure by the disclosing Party in writing prior to such disclosure;

(f)	is required by law or by any securities exchange or regulator or governmental body to which either Party is subject, wherever situated, whether or not the requirement for information has the force of law; or

(g)	is necessary or desirable for the conduct of any arbitration pursuant to Clause 21.

19.4. Each Party shall obtain the prior written approval of the other Party concerning the content and timing of news releases, articles, brochures, advertisements, speeches and other information releases concerning this Contract, such approval shall not be unreasonably delayed or withheld.

19.5. The provisions of this Clause 19 shall survive the expiration or termination of this Contract for whatever cause for a period of five (5) years.

Clause 20. FORCE MAJEURE

20.1. For purposes of this Contract, the “Coronavirus” (also referred to as COVID-19) does not constitute a Force Majeure event or an excusable delay. This Contract is being entered into after the onset of the Coronavirus outbreak and event, and the Parties have entered into this Contract with knowledge of the impacts and potential impacts of this event and has agreed to deliver the Launch services and Payload in the manner and time, and for the price agreed in the Contract.

For purposes of this Contract, the following events are to be considered as force majeure events (“Event of Force Majeure”):

(a)	hurricanes, earthquakes, tsunami, floods and other natural phenomena of catastrophic character;

(b)	fires, explosions, radioactive contamination and other man-made phenomena of catastrophic character;

(c)	pandemics, epidemics, quarantines, (except COVID-19 referenced in paragraph 20.1.);

(d)	embargo, blockades, military actions and other hostilities;

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(e)	terrorist attacks, sabotages and other manifestations of terrorism;

(f)	revolutions, uprisings, strikes and other social commotions of mass character.

20.2. The Parties shall inform each other as soon as possible, but not later, than within fifteen (15) days after a Party has first learned about commencement or cessation of an Event of Force Majeure.

20.3. Neither Party shall be liable for the direct or indirect consequences either due to or resulting from occurrence of an Event of Force Majeure. However, if an Event of Force Majeure occurs and lasts for more than six (6) months upon expiry of the established Launch Period either Party may terminate this Contract without any full or partial restitution and/or further liability by giving a 30-day written notice to the other Party. Notwithstanding the foregoing, prior to such termination the Parties may negotiate in good faith, the terms and conditions of such termination, including a possible transfer of Payload to another GK’s Launch Mission (“Re-planned Mission”) on substantially the same financial terms and conditions as the Force-Majeure delayed Launch. For the avoidance of doubt, the price of the Re-planned Mission shall not be higher than the Contract Price described in Clause 15.1, and Customer will receive full credit for all amounts paid to GK under Clause 15.4 towards the Re-planned Mission price.

Clause 21. APPLICABLE LAW AND ARBITRATION

21.1. This Contract shall be governed by the English law.

21.2. Any dispute, controversy or claim arising out of or in connection with this Contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (ICC) effective as of the date of the commencement of the arbitration procedure. Unless otherwise agreed by the Parties, the arbitral tribunal shall be composed of one arbitrator. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award of arbitration shall be final and binding upon the Parties. Neither Party shall appeal the award of arbitration.

Clause 22. MISCELLANEOUS

22.1. This Contract takes effect upon its signature by both Parties and shall remain effective until either terminated pursuant to Clauses 10 and/or 11, or complete fulfillment of mutual obligations of the Parties.

22.2. All the documents to be used in the cause of this Contract shall use the standard International System of Measurements (SI).

22.3. This Contract, including its Appendices, which form an integral part hereof, constitutes the entire agreement between the Parties in respect to its subject matter and supersedes all prior arrangements, agreements, memoranda and representations, both oral and written, with respect to the subject matter of this Contract, including correspondence of the Parties and their negotiations.

22.4. No amendment to this Contract shall be effective unless it is in writing and signed by the duly authorized representatives of the Parties.

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22.5. If any term or provision of this Contract shall be held to be illegal or unenforceable, in whole or in part, the Parties shall negotiate in good faith to agree on such term or provision be replaced by another term or provision which, being legal and enforceable, comes closest to the intention of the Parties. Where this is not possible, then such a provision shall be deemed not to form a part of this Contract. In any event, the validity and enforceability of the remainder of this Contract shall not be affected.

22.6. Neither Party has the right to assign all or any parts of its rights and/or obligations under this Contract to a third party without the prior written approval of the other Party, such approval shall not be unreasonably withheld or delayed.

22.7. No course of conduct by either Party shall constitute a waiver of any provision, condition or requirement of this Contract in case of breach hereof by the other Party unless such waiver is executed in writing and signed by a duly authorized representative of that Party. Such waiver shall not affect the rights of the Party not in breach with respect to any other or future breach of the other Party.

22.8. No agency or partnership is created by this Contract; neither Party shall act or describe itself as the agent of the other, nor shall it make, or represent that it has authority to make, any commitments on the other’s behalf.

22.9. All documents and correspondence related to this Contract shall be in English.

22.10. This Contract is executed in two English language originals, one original for each of the Parties.

[Signature page follows]

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On behalf of AST & Science:	On behalf of GK Launch Services:

/s/ Abel Avellan	/s/ Alexander Serkin
Position: CEO	Position: CEO
Date: July 17, 2020	Date: July 17, 2020

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